Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Maecey Castle
Vice President
Director of Corporate Communications
(541) 686-8685

www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Announces Agreement to Acquire Century Bank of Eugene, Ore.

EUGENE, Ore., October 23, 2012 – Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, announced the signing of a definitive agreement to acquire Century Bank of Eugene, Oregon, for cash consideration of $13.4 million, or $13.13 per share. The cash consideration per share represents approximately 109% of Century Bank’s tangible book value as of September 30, 2012. Pacific Continental Corporation expects the acquisition to be immediately accretive to earnings per share.

The boards of Pacific Continental Corporation, Pacific Continental Bank and Century Bank unanimously approved the transaction, which is subject to customary conditions of closing including required regulatory approvals and approval by shareholders of Century Bank. Upon closing of the transaction, which is anticipated to take place during the first quarter of 2013, Pacific Continental Bank’s total assets are projected to increase by approximately $86 million to $1.4 billion and deposits are expected to increase by approximately $69 million to more than $1.0 billion.

Hal Brown, chief executive officer of Pacific Continental Bank, commented, “We have long stated our intent to pursue acquisition opportunities that make sense strategically, financially and culturally. As such, our acquisition of Century Bank is a step toward this strategic initiative.” Brown added, “We look forward to working closely with Century Bank as we welcome and integrate their clients into our organization.”

Tom Widmer, president and chief executive officer of Century Bank, said, “When it became apparent to our board and management team that a change in ownership was the most prudent decision to make, it was important to us that we find the right partner.” Widmer added, “Aside from being a well-respected competitor and valued community partner, we knew PCB would provide our clients with the same high-level of quality service they’ve come to expect. In the end, we knew Pacific Continental Bank was the best choice for our company.”

Inquiries

•	Analyst: Mick Reynolds, (541) 686-8685, mick.reynolds@therightbank.com

•	Client: Denise Ghazal, (541) 686-8685, denise.ghazal@therightbank.com

•	Media: Maecey Castle, (541) 686-8685, maecey.castle@therightbank.com

•	Shareholder: Maecey Castle, (541) 686-8685, maecey.castle@therightbank.com

Additional Information

An investor presentation for this transaction can be accessed at http://www.therightbank.com.

Advisors

Pacific Continental Corporation was advised in the transaction by D.A. Davidson & Co. as financial advisor and Pillsbury Winthrop Shaw Pittman LLP as legal counsel. Century Bank was advised by McAdams Wright Ragen Inc. as financial advisor and Lane Powell PC as legal counsel.

About Century Bank

Founded in 2003, Century offers banking services to businesses, professionals and individuals throughout the Eugene, Oregon, and greater Lane County area. As of September 30, 2012, Century had approximately $85.8 million in total assets, $70.1 million in net loans, $69.1 million in deposits, and $12.3 million in stockholders’ equity. More information about Century Bank can be found online at http://www.centurybankoregon.com.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. With $1.3 billion in assets at September 30, 2012, Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at http://www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about the benefits of the business combination transaction involving Pacific Continental and Century Bank, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which PCBK and Century Bank operate; the ability to promptly and effectively integrate the businesses of Pacific Continental Bank and Century Bank; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on merger-related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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